EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2007, relating to the consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Enstar USA, Inc., appearing in the Annual Report on Form 10-K of Enstar Group Limited for the year ended December 31, 2006 and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Birmingham, Alabama
May 17, 2007